UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): April 27, 2006
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-33009 (Commission File Number)	56-2248952 (IRS Employer Identification No.)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 8.01. Other Events
     In November 2004, MedCath Corporation (the “Company”) filed a complaint in the North Carolina Superior Court, County of Mecklenburg, against QuadraMed Corporation (“QuadraMed”) alleging that QuadraMed had committed a material breach of the Master Software License and Services Agreement, dated November 20, 2002, by and between QuadraMed Affinity and MedCath, and all other incorporated agreements (collectively, the “Contract”) in respect of uncured deficiencies in the products and performance obligations under the Contract and seeking at least $5.0 million in damages, plus litigation costs. In December 2004, QuadraMed filed a motion to dismiss our complaint and also filed a counterclaim against the Company seeking no less than $1.14 million in damages for its alleged breach of the Contract by failing to pay licensing fees due QuadraMed.
     The Company and Quadramed entered into a release and settlement agreement (the “Agreement”) dated April 27, 2006, related to the pending lawsuit between the two parties. As a part of the Agreement, QuadraMed agreed to pay the Company $2.0 million and both parties will exchange mutual releases and dismiss the claims against each other. The Company will recognize the full $2.0 million as other income, net, in its consolidated results of operations upon receipt of the funds.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: May 2, 2006	By:	/s/James E. Harris
James E. Harris
Executive Vice President and Chief Financial Officer